Exhibit 15.1

Acknowledgment of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Stockholders and Board of Directors of
Armada Hoffler Properties, Inc.

We are aware of the incorporation by reference of our reports dated May 4, 2016, August 3, 2016 and November 2, 2016 relating to the unaudited condensed consolidated interim financial statements of Armada Hoffler Properties, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 in the following Registration Statements of Armada Hoffler Properties, Inc:

•	333-188545 on Form S-8, dated May 10, 2013

•	333-196473 on Form S-3, dated June 2, 2014

•	333-204063 on Form S-3, dated May 11, 2015 and June 1, 2015 (Amendment No. 1)

•	333-214176 on Form S-3, dated October 19, 2016

/s/ Ernst & Young LLP

McLean, Virginia
November 2, 2016